EXHIBIT B (99.2)



                     November 4, 1999


Piedmont Coca-Cola Bottling Partnership
Coca-Cola Bottling Co. Consolidated
Coca-Cola Ventures, Inc.
c/o Coca-Cola Bottling Co. Consolidated
4100 Coca-Cola Plaza
Charlotte, North Carolina 28211

Attention:      David Singer

        Re: Redemption of Ownership Interest in Piedmont Coca-Cola Bottling Partnership and Related Transactions
                ------------------------------------------------------

Gentlemen:

     This letter sets forth the mutual intentions of The Coca-Cola Company, a Delaware corporation ("KO"); Carolina Coca-Cola Bottling Investments, Inc., a Delaware corporation and an indirect wholly owned subsidiary of KO ("KO Subsidiary"); Coca-Cola Bottling Co. Consolidated, a Delaware corporation ("Coke Consolidated"); Coca-Cola Ventures, Inc., a Delaware corporation and an indirect wholly owned subsidiary of Coke Consolidated ("Ventures"); and Piedmont Coca-Cola Bottling Partnership ("Partnership") regarding the transactions described in paragraph 1 below. Each of the companies listed in the foregoing sentence may be referred to as a "party" and together they may be referred to as the "parties" in this letter.

1. REDEMPTION OF PARTNERSHIP INTEREST AND ISSUANCE OF PREFERRED STOCK. Pursuant to paragraph 19.1 of the Partnership Agreement dated as of July 2, 1993 whereby the Partnership was formed, as amended ("Partnership Agreement"), KO Subsidiary's ownership interest in the Partnership will be redeemed in full on the terms and

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     conditions described in this letter.  Simultaneously with, and in consideration for, the redemption, the Partnership will transfer to KO Subsidiary all of the stock of a wholly owned subsidiary of the Partnership ("Piedmont Subsidiary"). In the alternative, should KO so instruct the Partnership, all or part of the stock of the Piedmont Subsidiary will be transferred to KO or another direct or indirect wholly owned subsidiary of KO. References to KO in this letter may refer to KO alone, and/or to the KO Subsidiary and/or to such other direct or indirect wholly owned subsidiaries of KO as may be designated by KO as transferee(s) pursuant to the foregoing sentence. At the time of the transfer of the stock of the Piedmont Subsidiary to KO, the only asset of the Piedmont Subsidiary will be all the authorized shares of a class of Preferred Stock of Coke Consolidated (the "Preferred Stock"). The Preferred Stock will be non-voting stock. The Preferred Stock will initially have a dividend rate of 4.3% per annum of the liquidation value of the Preferred Stock, which dividend yield will be reset, on dates to be negotiated, to a market rate equivalent to the rate of interest for five-year U.S. Treasury notes being issued at that time. Dividends will be paid in cash semi-annually by wire transfer on July 15 and January 15 of each year. The liquidation value of the Preferred Stock will equal $118 million.

2. DEFINITIVE DOCUMENTS. Definitive transaction documents will be prepared by KO's attorneys in form customary for transactions of this type and complexity. The documents, in addition to those matters specifically set forth in this letter, will contain customary provisions, including without limitation, the following:

     a. representations and warranties, including without limitation, the following:

        (i) a representation and warranty from Coke Consolidated to KO that the Preferred Stock has been owned only by the Piedmont Subsidiary; that it was purchased for $118 million in cash from Coke Consolidated; that the Preferred Stock is a separate and distinct class of Preferred Stock different from any other class of

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              equity security of Coke Consolidated that now is outstanding or now is the subject of any subscription, option, purchase or similar right; that it is fully paid and non-assessable, and such other matters as are customary upon the issuance of securities; and that no other person or entity has now, or ever had, rights of any kind including without limitation voting, options, liens, encumbrances, or purchase rights regarding the Preferred Stock; and

        (ii) representations and warranties from Coke Consolidated, Ventures and the Partnership to KO that the Piedmont Subsidiary has never conducted business or owned any assets other than the $118 million cash received from the Partnership as a capital contribution and the Preferred Stock; and that the stock of the Piedmont Subsidiary is owned by the Partnership free and clear of any encumbrance, lien or other right or interest of any other person or entity; and that no other person or entity now has, or ever had, rights of any kind, including without limitation, voting, options, liens, encumbrances, or purchase rights regarding any security of the Piedmont Subsidiary; and

        (iii) a representation and warranty from KO Subsidiary to the Partnership that its ownership interest in the Partnership is owned free and clear of any encumbrance, lien or other right or interest of any other person or entity; and that it is acquiring the stock of the Piedmont Subsidiary for investment purposes only and not with a view to the distribution thereof; and

        (iv) representations and warranties from each party that it has received all necessary corporate approvals (including such Board and share owner, partner or similar approvals as may be required) and has the authority to enter into the transaction documents and to

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              consummate the transactions contemplated therein and in this letter; and

     b. customary covenants; and

     c. conditions precedent, including without limitation, the following:

        (i) that KO's due diligence review of Coke Consolidated, as described in paragraph 3 below, be completed to its satisfaction; and

        (ii) that the transactions receive Hart-Scott-Rodino clearance, and that any other requisite government approvals be obtained and that any waiting periods be complied with; and

        (iii) approval of the Boards of Directors and share owners of the parties as may be required; and

        (iv)  receipt of any required consents of parties to contracts; and

        (v) execution of the definitive transaction documents and satisfaction of all conditions contained therein; and

        (vi) delivery of opinions of counsel to Coke Consolidated and KO regarding the transactions described herein (with the form and substance of the opinions to be negotiated); and

     d. all relevant terms of the Preferred Stock, including without limitation

        (i)   those provisions specified in this letter; and

        (ii) a provision that, upon the request of either KO or Coke Consolidated, the other will negotiate in good faith the terms upon which the Preferred Stock might be repurchased by Coke Consolidated from KO, it being understood that this obligation to negotiate is not intended to create any binding obligation on either KO or Coke Consolidated to consummate such a repurchase, but

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              instead is intended only to require a good faith negotiation so that each may consider whether such repurchase is in its best interest at the time.

3. DUE DILIGENCE. Pending the closing, KO and its employees and agents will have reasonable access to the various locations of Coke Consolidated and its personnel, accountants, lawyers and consultants during its normal operating hours for the purpose of conducting, at KO's expense, a financial, business and legal due diligence review of Coke Consolidated and its operations.

4. CLOSING. Subject to negotiation of the definitive transaction documents and to the satisfaction of the conditions set forth therein and in this letter, the parties will use their reasonable efforts to cause the closing of the transactions contemplated by this letter (the "Closing Date") to occur on or before December 31, 1999.

5. CONFIDENTIALITY; NO DISCLOSURE OR PUBLIC ANNOUNCEMENT. No party hereto and none of their respective agents or representatives will make any disclosure or public announcement concerning the transactions contemplated hereby without the prior written approval of both KO and Coke Consolidated. Notwithstanding the prior sentence, should counsel to a party advise in writing that disclosure of any information about the transactions contemplated hereby is required by applicable law, regulation or court order, such party may make the required disclosure but only after reviewing the form, content and timing of such disclosure with the other parties and considering in good faith their input regarding such disclosures.

6. OTHER RIGHTS. Except as otherwise expressly provided in this letter, this letter shall not alter, amend, terminate or otherwise affect any rights of the parties under any other agreement or instrument to which any of them are parties.

7. NON-BINDING LETTER. This letter is not intended by the parties to constitute a contract or an offer to enter into a contract, nor to be binding upon any of the parties, nor to create any legal obligations or rights in any party with respect to

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     any of the matters set forth herein (other than the provisions stated in this paragraph and in paragraphs 5 and 9, which are intended to be binding and enforceable) and the parties hereto agree never to assert that the provisions hereof (other than the provisions stated in this paragraph and in paragraphs 5 and 9) were intended to create, or have created, any legal obligations or rights in any party or any other person with respect to the matters set forth herein.

8. ASSIGNMENT. No party shall assign or transfer any right or obligation hereunder whether by operation of law or otherwise without the prior written consent of the other parties. Any such attempted assignment or transfer in violation of this section shall be void and without legal effect. Notwithstanding the foregoing, KO and KO Subsidiary shall have the right to assign all or any of their rights hereunder to any direct or indirect wholly owned subsidiary of KO.

9. GOVERNING LAW. This letter and the proposed transactions shall be governed by the law of the State of Delaware without regard to the principles of conflict of law.

10. MISCELLANEOUS. Headings are provided for the convenience of the parties and shall not be deemed to have any interpretive meaning.


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We look forward to working together to negotiate and close the transactions described in this letter as soon as possible. Kindly indicate you agreement to the provisions of this letter by signing and returning to me at you earliest convenience by facsimile to (404) 676-6275.

Cordially,

THE COCA-COLA COMPANY

By:   /s/ LAWRENCE R. COWART
      -----------------------
      Lawrence R. Cowart
      Vice President & Director of
        Business Development

CAROLINA COCA-COLA BOTTLING INVESTMENTS, INC.

By:   /s/ LAWRENCE R. COWART
      -----------------------
      Lawrence R. Cowart, President

Read and accepted this 5th day of November, 1999


PIEDMONT COCA-COLA BOTTLING PARTNERSHIP
By:   Coca-Cola Bottling Co. Consolidated, as Managing Agent

By:   /s/DAVID V.SINGER
      -----------------------
      David V. Singer
      Vice President and Chief Financial Officer

COCA-COLA BOTTLING CO. CONSOLIDATED

By:   /s/ DAVID V. SINGER
      -----------------------
      David V. Singer
      Vice President and Chief Financial Officer

COCA-COLA VENTURES, INC.

By:   /s/ DAVID V. SINGER
      -----------------------
      David V. Singer
      Vice President and Chief Financial Officer


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